Exhibit 8.1
Subsidiaries of Coincheck Group N.V.
(as of June 29, 2026)

Legal Name	Jurisdiction of Incorporation
Coincheck, Inc.	Japan
CCG Administrative Services, Inc.	Delaware, United States
Next Finance Tech Co., LTD.	Japan
Aplo SAS	France
3iQ Digital Holdings, Inc.	Canada
3iQ Corp	Canada